SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
     1934

     Date of Report (Date of earliest event reported): January 3, 2002
                                                       ----------------

                               ICALL SYSTEMS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                 NEVADA               000-26183             91-1932068
         -----------------------     -----------            ----------
     (State or other jurisdiction    (Commission          (IRS Employer
        of incorporation)            File Number)      Identification No.)

            388 Market Street, Suite 500
            San Francisco, CA                                 94111
            ----------------------------------------------------------
               (Address of principal executive offices)     (Zip Code)


        Registrant's telephone number, including area code (604) 605-8852
                                                           --------------

Item 5. Other Events.

At a meeting of the Company's Board of Directors, held on January 3, 2002, the Board unanimously approved the appointment of Mr. Ron McIntyre as the new President of the Company. Mr. Marc Crimeni, the former President, has now assumed the role of Chief Executive Officer of the Company.

Mr. McIntyre brings with him an extensive background of management experience with technology companies and start-ups in the United States and Canada.

Included in Mr. McIntyre's experience are three corporate mergers/acquisitions. On March 19, 1998, as President of Visionary Solutions (VSI:ASE), he signed merger documents for an Agresso (UNI:Oslo) take over bid. In 1992, he served on the Board of Directors of Richmond Software (The Maximizer) until the company's merger with Modatech (NASDAQ). In 1989, Mr. McIntyre joined Consumers Software Inc. as Director of Sales & Marketing and was instrumental in increasing software sales by more than 500% until the company was acquired by Microsoft on April 8, 1991.

Initially recruited by Aimtronics Corporation (AGT:TSE/AMEX) as Vice President, Sales & Marketing, on May 18, 1998, Mr. McIntyre had responsibility for the development, implementation and management of a strategic sales and marketing plan. Over the ensuing three years, Canadian revenues increased from $39 million to $57 million in 1999, to $105 million in 2000, and to $154 million in 2001. Included in the awards received by Aimtronics are Deloitte & Touche Canada's "50 Fastest Growing High-Tech Companies" and a ranking of 304th on Deloitte & Touche's "Fast 500" for North America. During Mr. McIntyre's tenure with Aimtronics, he assumed the roles of Director of IT and interim Vice President of Operations.


Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         iCall Systems, Inc.
                                         -------------------
                                         (Registrant)

         Date:  January 8, 2002      /s/ Ron McIntyre
                                         ------------
                                         Ron McIntyre, President

                                     /s/ Marc Crimeni
                                         ------------
                                         Marc Crimeni, Chief Executive
                                         Officer, Chairman of the Board of
                                         Directors